Exhibit 3.2
Central Pacific Financial Corp.
Board of Directors
Resolution
Amendment of Bylaws
Whereas, Central Pacific Financial Corp. (the “Corporation”) currently has a Board of Directors (“Board”) consisting of fifteen (15) members, with three classes consisting of five (5) members each.
Whereas, the Corporation desires to reduce the number of members of the Board in order to increase efficiency and reduce costs in a manner which they believe is in the best interest of the Corporation.
Whereas, the Board desires to amend the Bylaws of the Corporation (the “Bylaws”) in order to reduce the number of members of the Board to fourteen (14) with the class of Class II Directors whose terms expire at the annual meeting in 2008 to be reduced from five (5) to four (4) members with the proviso that the amendment of the Bylaws shall become effective at the expiration of the term of the existing Class II Directors on the date of the 2008 annual meeting of the Corporation’s stockholders.
Now Therefore, Be It Resolved, that the Corporation’s Bylaws shall be amended as follows, such amendment to be effective as of the date set forth hereinbelow:
The current first paragraph of Section 1 of Article III of the Bylaws of the Corporation (as set forth below), shall be deleted from the Bylaws:
“The business of the Corporation shall be managed by a Board of Directors which shall be fifteen (15) in number. The directors shall be divided into three classes, designated Class I, Class II and Class III, with the terms of office of one class expiring each year. Each Class shall consist of five directors. The term of the initial Class I directors shall terminate on the date of the 2007 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2005 Annual Meeting; and the term of the initial Class III directors shall terminate on the date of the 2006 Annual Meeting or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding Annual Meeting of Stockholders beginning in 2005, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term and hold office until their successors are duly elected and qualified.”
The following revised first paragraph of Section 1 of Article III of the Bylaws of the Corporation (as set forth below), shall replace in its entirety the prior first paragraph of Section 1 of Article III of the Bylaws:
“The business of the Corporation shall be managed by a Board of Directors which shall be fourteen (14) in number. The directors shall be divided into three classes, designated Class I, Class II and Class III, with the terms of office of one class expiring each year. Class I and III shall consist of five directors. Class II shall consist of four directors. The term of the initial Class I directors shall terminate on the date of the 2007 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2005 Annual Meeting; and the term of the initial Class III directors shall terminate on the date of the 2006 Annual Meeting or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding Annual Meeting of Stockholders beginning in 2005, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term and hold office until their successors are duly elected and qualified.”
Resolved Further, that this amendment to the Bylaws of the Corporation shall become effective at the expiration of the term of the existing Class II Directors on the date of the 2008 Annual Meeting of the Corporation’s Stockholders.
Resolved Further, that the officers of the Corporation shall be and they hereby are authorized, empowered and directed to do all such things and acts and to make, execute, deliver and file all such instruments and documents on behalf of the Corporation as may be necessary and by them deemed appropriate to implement the foregoing resolutions, and all acts of the officers of the Corporation which are consistent with the purpose and intent of these resolutions shall be and the same hereby are in all respects ratified, approved and confirmed.
Certification by Corporate Secretary
I hereby certify that I am the duly elected, qualified and acting Corporate Secretary of Central Pacific Financial Corp. (the “Corporation”), a Hawaii corporation, and as such, do hereby certify that the following resolution regarding “Amendment of Bylaws” (the “Resolution”) was duly adopted by the Board of Directors of the Corporation (the “Board”) on October 31, 2007, at a validly and duly called and held meeting at which a quorum was present throughout, and pursuant to the Board’s proper power and authority, and do hereby further certify that the Resolution is a complete, correct and accurate copy of the Resolution as presented before and adopted by the Board, and do hereby further certify that the Resolution is in full force and effect and has not been modified, amended, terminated or rescinded.
In Witness Whereof, I have hereunto signed below and affixed the corporate seal of the Corporation on October 31, 2007.

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Corporate Secretary Central Pacific Financial Corp.

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